Exhibit 10.06

Amendment No. 3 to the

OGE Energy Corp. 2003 Stock Incentive Plan

OGE Energy Corp., an Oklahoma corporation (the “Company”), by action of its Board of Directors taken in accordance with the authority granted to it by Section 11 of the OGE Energy Corp. 2003 Stock Incentive Plan (the “Plan”), hereby amends the Plan in the following respects effective as of January 1, 2005:

1.	By adding at the end of Section 8(b)(i) of the Plan a new sentence as follows:

“Settlement of earned Performance Units, if any, for an Award Cycle shall in no event be made later than the 15th day of the third month after the end of such Award Cycle.”

2.	By adding after the word “practicable” at the end of Section 9(a)(iii) of the Plan a new phrase as follows:

“but in no event later that the 15th day if the third month after the occurenxe of the Change of Control”.

3.	By deleting the “provided, however,” clause at the end of Section 9(c) of the Plan and inserting in lieu thereof the following:

“provided, however, that in the case of Incentive Stock Options and any Non-Qualified Stock Option that was not exercisable on December 31, 2004, and Stock Appreciation Rights relating to Incentive Stock Options on such Non-Qualified Options, the Change of Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option, Non-Qualified Stock Option or Stock Appreciation Right is exercised.”

IN WITNESS WHEREOF, OGE Energy Corp. has caused this instrument to be signed in its name by a duly authorized officer on this 17th day of April, 2008.

OGE Energy Corp.

By: /s/ Peter B. Delaney

Chairman, President and Chief Executive Officer